Exhibit 99.1

American Eagle Outfitters Reports Holiday Sales

Revises Fourth Quarter EPS Guidance

Pittsburgh - January 5, 2012 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the two month November/December period ended December 31, 2011 increased 15% to $887 million, compared to $771 million for the same period ended January 1, 2011. Comparable store sales increased 12%, compared to a 7% decrease for the same period last year.

The holiday season started strong with a nearly 20% increase in comparable store sales in November and record sales over Thanksgiving weekend, fueled by strong unit sales, with customers responding positively to the assortments and promotional events. During the important final two weeks of December, in a significantly more competitive environment, the company made a strategic decision to take a more aggressive promotional stance. While impacting margins, the decision enabled the company to generate strong unit sales, increase market share and achieve targeted inventory levels.

The company now expects fourth quarter EPS to be in the range of $0.33 to $0.35 per diluted share, which excludes the potential impact of store impairment charges, primarily related to aerie stand-alone stores, and executive transition costs. The company previously expected fourth quarter EPS to be between $0.40 and $0.44 per diluted share.

The company will release fourth quarter and annual 2011 financial results prior to the market’s open on March 7, 2012 and will host a conference call to review the financial results at 9:00 a.m. Eastern Time on that date. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 7, 2012 at 12:00 p.m. Eastern Time through March 28, 2012. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference confirmation code 372065. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 937 stores in the U.S. and Canada and online at www.ae.com. aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 158 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at 21 stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM, the online home of the brands of AEO, Inc. ships to 77 countries worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter 2011 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300